Exhibit 3.8

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

AMERICAN PETROLEUM TANKERS LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of American Petroleum Tankers LLC (formerly, USS Products Investor LLC), a Delaware limited liability company (the “LLC”), dated as of May 14, 2010, by American Petroleum Tankers Parent LLC (the “Parent LLC” or the “Member”).

Preliminary Statement

WHEREAS, the LLC was formed on July 26, 2006 pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as amended from time to time (the “Act”);

WHEREAS, on May 14, 2010, pursuant to an Assignment and Assumption Agreement by and between all of the members of the LLC and Parent LLC, such members contributed to Parent LLC all of the membership interests in LLC, resulting in Parent LLC becoming the sole holder of membership interests of LLC;

WHEREAS, Parent LLC, as the current sole member of the LLC, wishes to amend and restate the Limited Liability Company Agreement of LLC, dated as of August 7, 2006; and

WHEREAS, American Petroleum Tankers Holding LLC (“Holding LLC”) is the current sole member of Parent LLC.

Section 1. Definitions.

(a) As used in this Agreement, capitalized terms defined in this Agreement shall have the meanings set forth herein, and capitalized terms that are defined in Section 1.01 of Annex A to the Holding LLC Agreement shall have the meanings therefor set forth in such Annex A.

(b) The following terms shall have the following meanings when used herein:

“Certificate” means the certificate of formation filed with the Secretary of State of the State of Delaware on July 26, 2006, to form the LLC pursuant to the Act, as amended, modified, supplemented or restated from time to time, as the context requires.

“Contractual Obligation” means, as to any Person, any security issued by such Person or any other agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound, or any provision of any of the foregoing that is valid and binding as to such Person.

“Dissolution Events” is defined in Section 16.

“Holding LLC Agreement” means the Limited Liability Company Agreement of Holding LLC, dated as of April 23, 2010, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Membership Interest” or “Interest” means the entire ownership interest in the LLC and the right to receive regular and liquidating distributions to the extent provided in this Agreement, the right to participate in the management of the business and affairs of the LLC as set forth herein, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the LLC granted pursuant to this Agreement and the Act.

“Parent LLC Agreement” means the Limited Liability Company Agreement of Parent LLC, dated as of April 23, 2010, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Permitted Assets” means (a) a Vessel and any Approved Charters associated therewith and any other assets necessary or desirable for the proper operation and maintenance of such Vessel, (b) Financial Investments, and (c) Hedge Agreements.

“Permitted Encumbrances” means Permitted Liens (as defined in the Credit Agreement).

“Transaction Documents” means this Agreement, the Company Documents and the Vessel Debt Documents.

“Vessel Debt Documents” means the Loan Documents (as defined in the Credit Agreement).

“Vessel Management Agreement” means (i) the Management and Construction Supervision Agreement dated as of July 28, 2009, between Crowley Technical Management, Inc. and APT, as amended, restated, supplemented or otherwise modified from time to time and (ii) any ship management agreements that may be entered into with the Vessel Manager in connection with vessels 4 and 5, which are to be delivered pursuant to the Amended and Restated Contract for Construction entered into between APT and NASSCO dated March 14, 2006, as amended, restated, supplemented or otherwise modified from time to time.

Section 2. Rules of Construction. This Agreement and the definitions referred to in Section 1(a) shall be governed by, and construed in accordance with, the rules of construction set forth in Section 1.02 of Annex A to the Holding LLC Agreement.

Section 3. Name. The name of the LLC is “American Petroleum Tankers LLC” and all business of the LLC shall be conducted in such name. Parent LLC may change the name of the LLC at any time.

Section 4. Purpose; Powers; Authorization. The purposes of the LLC are limited to either directly or through its subsidiaries: (a) acquiring, owning, holding, forming, selling, leasing, transferring, exchanging, operating and managing, making investments in, participating in, disposing of, and exercising rights with respect to, Permitted Assets; (b) engaging in, or entering into any agreement or other Contractual Obligation to engage in, any business activity that is directly or indirectly related to the activities described in clause (a) above; (c) engaging in such additional business activities as are permitted under this Agreement or otherwise as Parent LLC, in accordance with the Parent LLC Agreement, may direct in writing; (d) becoming a party to, and performing its obligations under, the Vessel Management Agreement, the Vessel Debt Documents and any other agreement required to be entered into therewith or otherwise required to engage directly or indirectly in any business permitted hereby and by the Transaction Documents; and (e) engaging in activities related or incidental to the foregoing. Subject to Section 12, the LLC shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the LLC set forth in this Section 4.

Section 5. Principal Place of Business; Registered Office. The principal place of business of the LLC shall be c/o Blackstone Capital Partners V USS, L.P., 345 Park Avenue, 29th floor, New York, NY, 10154. The registered office of the LLC in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, DE, or any successor office designated by the Member by filing an amendment to the LLC’s Certificate.

Section 6. Registered Agent. The name and address of the registered agent for service of process on the LLC in the State of Delaware shall be Corporation Service Company, with its address at 2711 Centerville Road, Suite 400, Wilmington, Delaware, or any successor as appointed by the Member in accordance with the Act.

Section 7. Term. The term of the LLC commenced on the date the Certificate was filed in the Office of the Secretary of State of the State of Delaware in accordance with the Act, and shall continue until the winding up and liquidation of the LLC and the completion of its business following a Dissolution Event as provided in Section 16 hereof.

Section 8. Member. At no time may the LLC have more than one member. Parent LLC shall be the sole member of the LLC.

Section 9. Capital Contributions. Parent LLC may contribute cash or other property to the LLC as it shall decide, from time to time, provided that any such contribution is permissible under Section 4 hereof.

Section 10. Tax Characterization and Returns. It is the intention of Parent LLC that the LLC be disregarded as an entity separate from its owner for federal income tax and all relevant state tax purposes.

Section 11. Management. The management of the LLC shall be vested solely in Parent LLC, which shall have all powers to control and manage the business and affairs of the LLC and may exercise all powers of the LLC. Parent LLC may appoint (and dismiss from appointment) officers, attorneys and agents on behalf of the LLC, and engage (and dismiss from engagement) any and all Persons providing legal, accounting or financial services to the LLC, or such other Persons as Parent LLC deems necessary or desirable for the management and operation of the LLC.

Section 12. Restrictions on Authority of the Member and Activities of the LLC.

(a) Indebtedness. Parent LLC shall not cause or permit the LLC to, nor shall the LLC, incur, assume or obligate itself by contract for any obligations owing by the LLC other than the Indebtedness under the Vessel Debt Documents and Indebtedness permitted to be incurred under the Vessel Debt Documents.

(b) Mergers. Except as permitted by the Transaction Documents, Parent LLC shall not cause or permit the LLC to, nor shall the LLC, legally merge or consolidate with or into any Person.

(c) Business Activities. Parent LLC shall not cause or permit the LLC to, nor shall the LLC, engage in any activities other than those described in Section 4.

(d) Voluntary Bankruptcy. Parent LLC shall not cause or permit the LLC, nor shall the LLC, commence any Voluntary Bankruptcy of the LLC.

(e) Additional Activities. Notwithstanding anything to the contrary contained herein, Parent LLC shall not cause or permit the LLC to, nor shall the LLC, take any action which is prohibited to be taken pursuant to the Parent LLC Agreement.

Section 13. Distributions. Except as otherwise provided herein, Parent LLC may cause the LLC to distribute any cash held by it or any other LLC property that is neither reasonably necessary for the operation of the LLC nor in violation of Sections 18-607 or 18-804 of the Act to Parent LLC at any time.

Section 14. Transfer. Parent LLC shall not Dispose of all or any part of its Membership Interest except as permitted under the Parent LLC Agreement.

Section 15. Distributions upon Dissolution. Upon the occurrence of a Dissolution Event, Parent LLC shall be entitled to receive, after paying or making reasonable provision for all of the LLC’s creditors to the extent required by Section 18-804 of the Act, the remaining LLC property.

Section 16. Dissolution. The LLC shall dissolve, and commence winding up and liquidating upon the first to occur of any of the following (collectively, “Dissolution Events”):

(a) Parent LLC shall have given its consent for the LLC to dissolve;

(b) a judicial dissolution of the LLC pursuant to Section 18-802 of the Act; and

(c) such time as there are no members of the LLC (provided, that if within ninety days following any event terminating the continued membership of Parent LLC, the personal representative of the last remaining member of Parent LLC agrees in writing to continue the LLC and to admit itself or some other Person as a member of the LLC effective as of the date of the occurrence of the event that terminated the continued membership of Parent LLC, then the LLC shall not be dissolved and its affairs shall not be wound up).

Anything in this Agreement to the contrary notwithstanding, for so long as any Obligation of the LLC is outstanding: (i) the Bankruptcy of Parent LLC shall not cause Parent LLC to cease to be a member of the LLC and upon the occurrence of such Bankruptcy, the business of the LLC shall continue without dissolution; (ii) Parent LLC waives any right that it might have under Section 18-801(b) of the Act to agree in writing to dissolve the LLC upon the Bankruptcy of Parent LLC or the occurrence of any event that causes Parent LLC to cease to be a member of the LLC and (iii) the existence of the LLC as a separate legal entity shall continue until the cancellation of its Certificate as provided in the Act.

Section 17. Withdrawal. Parent LLC shall not withdraw from the LLC in respect of its Membership Interest.

Section 18. Separateness Covenants. The LLC covenants that:

(a) It shall: (i) maintain and prepare separate financial reports and financial statements, showing its assets and liabilities separate and apart from those of any other Person, and will not have its assets listed on the financial statement of any other Person; provided, however, that its assets may be included on a consolidated financial statement of its parent if: (A) such consolidated financial statement shall contain a footnote to the effect that the LLC’s assets are owned by the LLC, and (B) such assets shall be listed on the LLC’s own balance sheet; (ii) maintain its own books and records and bank accounts separate from those of any other Person; (iii) not commingle or pool any of its funds and other assets with those of any Affiliate, any member or any Affiliate of any member or any other Person, and it shall hold all of its assets in its own name; (iv) not guarantee, become obligated for, or hold itself or its credit out to be responsible for, or available to satisfy, the debts or obligations of any other Person or control the decisions or actions respecting the daily business or affairs of any other Person (except as provided for in or permitted under the Transaction Documents);

(v) not acquire equity interests of any Affiliate or of any Member or any of its Affiliates (other membership interests in entities that hold Permitted Assets and except as otherwise provided for in or permitted under this LLC Agreement or the Transaction Documents); (vi) maintain its assets in such a manner that it is not difficult to segregate, identify or ascertain such assets; (vii) not issue any minority equity interests; (viii) not assume, guarantee or pay the debts or obligations of any other Person or otherwise pledge its assets for the benefit of any other Person except as otherwise contemplated by the Transaction Documents; and (ix) maintain arm’s-length relationships with each of its Affiliates and not enter into business transactions with any of them unless such transactions are on terms and conditions that are not materially more or less favorable to such Affiliate than the terms and conditions that would be expected to have been obtained, under similar circumstances, from Persons who are not Affiliates; it being understood that the entering into of any Transaction Documents and the performance thereof in accordance with its terms satisfies such standard.

(b) It has done, or caused to be done, and shall do, all things necessary to observe all Delaware limited liability company formalities and other organizational formalities, and preserve its existence.

(c) The LLC shall not be consensually merged or legally consolidated with any other Person (other than certain Affiliates for financial reporting and federal tax purposes).

(d) The LLC shall not permit or suffer to exist any Liens on its assets other than Permitted Encumbrances.

Section 19. Limited Liability. Parent LLC shall have no liability for any Obligations of the LLC except to the extent expressly required by the Act.

Section 20. Applicability of Article 8 of UCC; Certificates of Membership Interest. The Member hereby specifies, acknowledges and agrees that all Membership Interests are securities governed by Article 8 and all other provisions of the Uniform Commercial Code, and pursuant to the terms of Section 8-103(c) of the Uniform Commercial Code, such interests shall be “securities” for all purposes under such Article 8 and under all other provisions of the Uniform Commercial Code. The Membership Interests shall be represented by certificates substantially in the form attached hereto as Exhibit A, shall be recorded in a register thereof maintained by the LLC, and shall be subject to such rules for the issuance thereof in compliance with this Agreement, as the Member may from time to time determine.

Section 21. Right of Transferee to Become Member. In accordance with Section 18-704 of the Act, upon the transfer of Membership Interests to a transferee in connection with the exercise of such transferee’s rights and remedies, the transferee shall have the right, but not the obligation, to become a member of the LLC without the approval of any other member of the LLC.

Section 22. Amendment. This Agreement may be amended only in a writing signed by Parent LLC and subject to the terms and conditions of the Parent LLC Agreement.

Section 23. Enforceability of Agreement. Notwithstanding any other provision of this Agreement to the contrary, Parent LLC hereby agrees that this Agreement constitutes a legal, valid and binding agreement of Parent LLC.

Section 24. Governing Law. THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD PURPORT TO APPLY THE LAW OF ANY OTHER JURISDICTION) SHALL GOVERN THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS, AND THE INTERPRETATION OF THE RIGHTS AND DUTIES OF THE MEMBER OR MEMBERS OF THE LLC.

Section 25. Severability. Any provision of this Agreement that is prohibited by or unenforceable in any relevant jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the undersigned Member has caused this Limited Liability Company Agreement to be executed as of the day and year first above written.

AMERICAN PETROLEUM TANKERS PARENT LLC, the Sole Member

By: AMERICAN PETROLEUM TANKERS HOLDING LLC, its Sole Member

By: BLACKSTONE CAPITAL PARTNERS V USS, L.P., its Managing Member

By: BLACKSTONE MANAGEMENT ASSOCIATES V USS L.L.C., its General Partner

By: BMA V USS L.L.C., its Sole Member

By:	/s/ Josh Kobza
Name:	Josh Kobza
Title:	Attorney-in-Fact